EX.j.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn International Select, Columbia Acorn Select, Columbia Thermostat Fund, Columbia Acorn Emerging Markets Fund and Columbia Acorn European Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

November 7, 2012